TRANSACTION AGREEMENT


               Transaction Agreement (the "Agreement"), dated as of December 30, 1994, by and between The Hartford Steam Boiler Inspection and Insurance Company, a Connecticut corporation ("Hartford"), and General Reinsurance Corpora-tion, a Delaware corporation ("GenRe").

               Hartford and GenRe currently each hold a 50% general partnership interest in Engineering Insurance Group, a Connecticut partnership (the "Partnership"). Hartford and GenRe desire to exchange their interests (each an "Interest") in the Partnership for stock of EIG, Co., a newly formed Delaware corporation ("Newco"), on the terms hereinafter set forth.

               In order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1.   Transaction.

               1.1. Formation of Newco. Upon the terms and subject to the conditions set forth in this Agreement, Hartford, in reliance upon the representations, warranties and agreements contained herein, hereby agrees to transfer all of its Interest in the Partnership, on the Closing Date (as defined below), to Newco in exchange for 200 shares of common stock of Newco, per value $.01 per share (the "Newco Common Stock"). At the Closing (as defined below), Hartford shall also acquire 35 additional shares of Newco Common Stock for $3.5 million in cash.

               1.2. Exchange. Upon the terms and subject to the conditions set forth in this Agreement, GenRe, in reliance upon the representations, warranties and agree-ments contained herein, hereby agrees to transfer all of its Interest in the Partnership, on the Closing Date (as defined in Section 1.3 below), to Newco in exchange for 2,000 shares of Series A Cumulative Preferred Stock of Newco having the terms and preferences set forth in Exhib-it A (the "Newco Preferred Stock").

               1.3. The Closing. The closing (the "Closing") of the transactions contemplated by Sections 1.1 and 1.2 shall take place on December 30, 1994 or as soon thereaf-ter as is practicable. On the date the Closing occurs (the "Closing Date"), GenRe shall transfer its Interest to Newco and Newco shall deliver GenRe a certificate or certificates registered in GenRe's name representing the Newco Preferred Stock. On the Closing Date, Hartford shall transfer its Interest to Newco and Newco shall deliver to Hartford a certificate or certificates regis-tered in Hartford's name representing the Newco Common Stock.

     2.   Further Agreements.

               2.1. Keepwell. Hartford hereby agrees, for the express benefit of GenRe (and not for the benefit of any person not a party hereto), to provide Newco with suffi-cient funds to pay any debt or equity obligation of Newco upon maturity or redemption, as the case may be (by accel-eration or otherwise), and to pay dividends on the Newco Preferred Stock as such dividends become due. Hartford further agrees that it will cause the Board of Directors of Newco to declare and pay dividends on the Newco Pre-ferred Stock for each and every "Dividend Period" (as that term is defined in Exhibit A), subject to the requirements of applicable law.

               2.2.  Call.  Hartford, at any time within a
     twenty-business day period commencing on the second anni-versary of the Closing, may elect to exchange 2,000 shares of Series B Convertible Preferred Stock of Hartford to be issued pursuant to a certificate of designation in the form of Exhibit B hereto (the "Hartford Preferred Stock") for the Newco Preferred Stock, such shares of Newco Pre-ferred Stock to be duly issued, fully paid and nonassess-able and such exchange to be consummated as promptly as practicable after such election.

               2.3. Put. GenRe, at any time within a twenty-business day period commencing on the fifth anniversary of the Closing, may elect to exchange the Newco Preferred Stock for 2,000 shares of Hartford Preferred Stock, such shares to be duly issued, fully paid and nonassessable and such exchange to be consummated as promptly as practicable after such election.

               2.4. Financial Statements. Promptly after the Closing Date, Hartford will cause Newco to prepare finan-cial statements of Newco as of the Closing Date. Such financial statements will be delivered to Hartford and GenRe.

     3.  Representations, Warranties and Agreements of
     Hartford. Hartford represents and warrants to GenRe as follows:

                    (a)  Hartford has all requisite corporate
     power and authority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement and this Agreement has been duly authorized, executed and delivered by Hartford and is a valid and binding obli-gation of Hartford enforceable against Hartford in accor-dance with its terms;

                    (b)  the Hartford Preferred Stock, when
     issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonas-sessable;

                    (c)  neither the execution and delivery by
     Hartford of this Agreement nor the consummation by Hart-ford of the transactions contemplated hereby will violate any provision of the Charter (as in effect at the Closing) or By-Laws of Hartford, any law or regulation applicable to Hartford or to which its properties are subject or result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or instrument to which Hartford is a party or by which Hartford is bound;

                    (d)  Hartford has not entered into any
     agreement to pay any brokers or finders fee to any person with respect to this Agreement or the transactions contem-plated hereby;

                    (e)  at the time of the Closing, the autho-
     rized capital stock of Hartford will consist of 50,000,000 shares of Common Stock, of which approximately 20,500,000 shares were issued and outstanding as of September 30, 1994, and 500,000 shares of Preferred Stock, without par value, of which a series of the Company's Preferred Stock known as the Series A Preferred Stock has been authorized and of which no shares are outstanding and of which a series of the Company's Preferred Stock known as the Series B Preferred Stock has been created and of which no shares will be outstanding. At the time of the Closing,
     (A) all outstanding shares of Common Stock will be validly issued, fully paid and non-assessable, (B) Hartford will not have any outstanding stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements, providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of capital stock, except pursuant to the terms of the Preferred Stock, the rights issued under Hartford's Shareholder Rights Plan and for employee stock options and (C) Hartford will not be sub-ject to any obligation (contingent or otherwise) to pur-chase or otherwise acquire or retire any shares of its capital stock. The issuance of the Hartford Preferred Stock as contemplated hereby will not violate any preemp-tive or similar right of any stockholder of Hartford; and

                    (f)  at the Closing, Newco will acquire
     from Hartford good and marketable title to the Interest currently held by Hartford, free and clear of any lien, charge, claim, pledge, option, encumbrance or other rights of third parties.

     4.  Representations, Warranties and Agreements of GenRe.
     GenRe represents and warrants to Hartford, as follows:

                    (a)  GenRe has all requisite power and au-
     thority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement, and this Agreement has been duly executed and delivered by GenRe and is a valid and binding obligation of GenRe enforceable against GenRe in accordance with its terms; and

                    (b)  neither the execution and delivery by
     GenRe of this Agreement nor the consummation by GenRe of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation (as in effect at the Closing) or By-Laws of GenRe, any law or regulation applicable to GenRe or to which its properties are subject or result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or instrument to which GenRe is a party or by which GenRe is bound;

                    (c)  GenRe has not entered into any agree-
     ment to pay any brokers or finders fee to any person with respect to this Agreement or the transactions contemplated hereby; and

                    (d)  at the Closing, Newco will acquire
     from GenRe good and marketable title to the Interest currently held by GenRe, free and clear of any lien, charge, claim, pledge, option, encumbrance or other rights of third parties.

     5.   Investment Representations; Transfer Restriction.

               5.1. Investment Intention; No Resales. GenRe, with respect to all of the shares of Newco Preferred Stock to be acquired by it hereunder (or shares of Hartford Preferred Stock issuable upon exchange thereof), and Hart-ford, with respect to the Newco Common Stock to be ac-quired by it hereunder, each represents and warrants that it is acquiring such shares for investment solely for its own account and not with a view to, or for resale in connection with, the distribution thereof and not with a present intention of distribution. Each such party agrees and acknowledges (to the other and for the benefit of Newco) that, it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of such shares, or solicit any offers to purchase or otherwise acquire or take a pledge of any of such shares, unless such offer, transfer, sale, assign-ment, pledge, hypothecation or other disposition is pursu-ant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), and has been registered under all applicable state securities and "blue sky" laws or such party shall have furnished Newco (or, in the case of Hartford Preferred Stock, Hartford) with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Newco (or, in the case of Hartford Preferred Stock, Hartford), to the effect that no such registration is required because of the availabil-ity of an exemption from registration under the Act and all applicable state securities and "blue sky" laws.

               5.2. Federal Securities Laws Matters. Each of GenRe and Hartford hereby further represents and warrants to the other and for the benefit of Newco that it is familiar with Release No. 5226 issued by the Securities and Exchange Commission under the Act, it has consulted with its counsel with regard thereto, and it is fully aware of the position of the Commission limiting the resale to the public of any shares of Newco Preferred Stock, Hartford Preferred Stock or Newco Common Stock.

               5.3.  Additional Investment Representations.
     Each of GenRe and Hartford hereby further represents and warrants to the other and for the benefit of Newco that either (i) it is an "Accredited Investor" (as such term is defined in Rule 501 of Regulation D under the Act) or (ii)
     (A) its financial situation is such that it can afford to bear the economic risk of holding the shares of Newco Preferred Stock, Hartford Preferred Stock or Newco Common Stock for an indefinite period of time, (B) it can afford to suffer complete loss of its investment in the shares of Newco Preferred Stock, Hartford Preferred Stock or Newco Common Stock, and (C) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of investment in the shares of Newco Preferred Stock, Hartford Preferred Stock or Newco Common Stock.

               5.4. Transfer Restriction; Certain Permitted Transfers. GenRe shall not transfer the shares of Newco Preferred Stock at any time prior to the second anniversa-ry of the Closing Date (the "Second Anniversary") without the prior written consent of Hartford, which consent may be withheld in Hartford's sole discretion. Hartford shall not transfer the shares of Newco Common Stock acquired hereunder at any time prior to the Second Anniversary without the prior written consent of GenRe, which consent may be withheld in GenRe's sole discretion. The certifi-cates with respect to the shares of Newco Common Stock or Newco Preferred Stock acquired hereunder will contain a legend which shall refer to this restriction. Anything to the contrary in this Agreement notwithstanding, each of GenRe and Hartford may transfer any of its shares of Newco Preferred Stock, Hartford Preferred Stock or Newco Common Stock to any subsidiary of such party who is an Accredited Investor, and no opinion of counsel as to the availability of an exemption under the Act is required in connection therewith.

     6.   Conditions to Obligations of GenRe.

               The obligation of GenRe hereunder is subject to the performance by Hartford on or prior to the Closing Date of all of the agreements of Hartford to be performed hereunder and to the satisfaction on or prior to the Closing Date of each of the following further conditions:

               6.1.  Representations and Warranties of Hart-
     ford. The representations and warranties of Hartford con-tained in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

               6.2.  Purchase Permitted by Applicable Laws.
     The acquisition of the Newco Preferred Stock on the terms and conditions herein provided shall not violate any applicable law or governmental regulation and shall not subject GenRe to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and GenRe shall have received such certificates or other evidence as GenRe may request to establish compliance with this condition.

               6.3.  Consents.  All consents, approvals and
     waivers from governmental authorities and other parties necessary to consummate the transactions hereby shall have been obtained.

               6.4. No Proceedings. No suit, action, investi-gation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     7.   Conditions to the Obligations of Hartford.

               The obligation of Hartford hereunder is subject to the performance by GenRe on or prior to the Closing Date of all of the agreements of GenRe to be performed hereunder and to the satisfaction on or prior to the Closing Date of each of the following further conditions:

               7.1.  Representations and Warranties of GenRe.
     The representations and warranties of GenRe contained in
     Section 4 hereof shall be true and correct in all material respects as of the Closing Date.

               7.2.  Purchase Permitted by Applicable Laws.
     The acquisition of the Common Stock on the terms and conditions herein provided shall not violate any applica-ble law or governmental regulation and shall not subject Hartford to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Hartford shall have received such certificates or other evidence as Hartford may re-quest to establish compliance with this condition.

               7.3.  Consents.  All consents, approvals and
     waivers from governmental authorities and other parties necessary to consummate the transactions hereby shall have been obtained.

               7.4. No Proceedings. No suit, action, investi-gation, inquiry or other proceeding by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     8.   Miscellaneous

               8.1.  Blue Sky.  Each party agrees to use its
     reasonable best efforts to comply with all state securi-ties and "blue sky" laws which might be applicable to the transaction, contemplated hereby.

               8.2.  Binding Effect.  The provisions of this
     Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

               8.3. Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

               8.4. Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by each party hereto.

               8.5. Notices. All notices and other communica-tions provided for herein shall be dated and in writing and shall be deemed to have been duly given when deliv-ered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

                         (i)  If to Hartford, to it at the fol-
               lowing address:


                         The Hartford Steam Boiler Inspection
                         and Insurance Company
                         One State Street
                         Hartford, CT  06102
                         Attention:  Roberta A. O'Brien, Esq.

                         (ii)  If to GenRe, to it at the fol-
               lowing address:

                         General Reinsurance Corporation
                         Financial Centre
                         695 East Main Street
                         P.O. Box 10350
                         Stamford, CT  06904-2350
                         Attention:  Nicholas S. Canelos, Esq.

     or at such other address as either party shall have speci-fied by notice in writing to the other in accordance with this Section 8.5 (provided, that any notice specifying a change of address shall be deemed to have been given only upon receipt).

               8.6. Applicable Law. The laws of the State of Connecticut shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of law.

               8.7. Integration. This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters contained herein. There are no re-strictions, agreements, promises, representations, warran-ties, conditions, covenants, or undertakings with respect to the subject matter hereof or thereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

               8.8.  Descriptive Headings.  The headings in
     this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

               8.9. Counterparts. This Agreement may be exe-cuted in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

               8.10. Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               8.11. Rights Cumulative; Waiver. The rights and remedies of each party shall be cumulative and not exclusive of any rights or remedies which it would other-wise have hereunder or at law or in equity or by statute, and no failure or delay by such party in exercising any right or remedy shall impair any such right or remedy, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exer-cise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exer-cise the same at any subsequent time or times hereunder.

          IN WITNESS WHEREOF, each party has executed this Agreement as of the date first above written.

                      GENERAL REINSURANCE CORPORATION


                      By:       _________________________
                           Name:
                           Title:



                      THE HARTFORD STEAM BOILER INSPECTION
                      AND INSURANCE COMPANY


                      By:_________________________
                      Name:
                      Title: